                              [ANDERSEN LETTERHEAD]



Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, D.C. 20549

                                                              June 18, 2002

Dear Sir/Madam:

We have read the first, second and third paragraphs of Item 4 included in the Form 8-K dated June 17, 2002, of Aspen Technology, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein insofar as they relate to Arthur Andersen LLP.

Very truly yours,

/s/ Arthur Andersen LLP

Arthur Andersen LLP



cc:  Ms. Lisa W. Zappala
     Senior Vice President and Chief Financial Officer
     Aspen Technology, Inc.